Exhibit 99.1

Actuant Reports Second Quarter Results; Adjusts Fiscal 2018 Guidance

MILWAUKEE--(BUSINESS WIRE)--March 21, 2018--Actuant Corporation (NYSE: ATU) today announced results for its second quarter ended February 28, 2018.

Highlights

  Consolidated sales increased 6% over the comparable prior year quarter with a 5% benefit from foreign currency rate changes and a 2% reduction associated with net acquisitions and divestitures. Second quarter core sales (total sales excluding the impact of acquisitions, divestitures and foreign currency rate changes) increased 3% on a year-over-year basis with strong volumes in both the Engineered Solutions and Industrial segments.
  GAAP diluted loss per share (“EPS”) was $(0.30) in the second quarter of fiscal 2018 versus earnings of $0.08 in the prior year. Excluding second quarter fiscal 2018 one-time items totaling $0.43 per share, adjusted EPS was $0.13 (see Consolidated Results below, along with the attached reconciliation of earnings).
  During the fiscal 2018 second quarter, the company recognized a net provisional one-time adjustment to income tax expense of $8.4 million, or $0.14 per share related to U.S. Tax Reform.
  Restructuring activities related to aligning the cost structure continue to be executed with total charges of approximately $4.3 million in the second quarter.
  Increased full year sales guidance to $1.140-1.160 billion, however modestly reduced the expected adjusted EPS range to $1.00-1.10 from $1.05-1.15 per share (excluding one-time items).

Randy Baker, President and CEO of Actuant commented, “Actuant delivered solid sales growth in the second quarter, but regrettably we continue to experience margin pressures resulting from longstanding specialty projects along with increasing production, commercial and engineering expenses to support high service levels and growth. Many of the core base businesses are seeing good profit traction; however we are disappointed in the number and scale of operational, mix and other issues that are largely offsetting these improvements. We continue to diligently pursue the restructuring and portfolio management actions that are anticipated to simplify and improve the fundamental operating performance of Actuant. In summary, while I am clearly dissatisfied in the pace of overall improvement, I am encouraged that we are getting these issues behind us and that we have a roadmap to ultimately turn the corner and fully capitalize on the broad based strong economic backdrop. I remain appreciative of the commitment and efforts of the Actuant teams across the globe.”

Consolidated Results

Consolidated sales for the second quarter were $275 million, 6% higher than the $259 million in the comparable prior year quarter. Core sales improved 3% year-over-year while foreign currency rate changes increased sales 5% and the net impact from the Mirage acquisition net of the Viking divestiture reduced sales by 2%. Fiscal 2018 second quarter net loss and EPS were $(18.2) million, or $(0.30), compared to $5.1 million or $0.08, respectively, in the comparable prior year quarter. Fiscal 2018 second quarter earnings included restructuring charges of $4.3 million ($3.8 million or $0.06 per share after tax), impairment & divestiture charges of $3.0 million ($12.4 million or $0.21 per share after tax), $8.4 million ($0.14 per share) related to U.S. tax reform and $1.4 million ($0.02 per share) for equity compensation deferred tax adjustments. Second quarter 2017 results included $2.1 million ($1.5 million or $0.03 per share after tax) of restructuring charges. Excluding these items, adjusted EPS for the second quarter of fiscal 2018 was $0.13 compared to $0.11 in the comparable prior year period (see attached reconciliation of earnings).

Consolidated sales for the six months ended February 28, 2018 were $564 million, 8% higher than the $525 million in the comparable prior year period. Core sales improved 5% year-over-year while foreign currency rate changes increased sales 4%, and the net impact of acquisitions and divestitures reduced sales by 1%. Fiscal 2018’s first half net loss and EPS were $(13.0 million), or $(0.22), compared to earnings and EPS of $10.0 million and $0.17, respectively, in the comparable prior year period. Fiscal 2018 included restructuring charges of $10.9 million ($10.0 million or $0.16 per share after tax) along with the aforementioned impairment & divestiture, tax reform and equity compensation items. First half 2017 results included $5.0 million ($3.7 million or $0.07 per share after tax) of restructuring charges and $7.8 million ($4.9 million or $0.08 per share after tax) of director and officer transition charges. Excluding these items, adjusted EPS for the first half of fiscal 2018 was $0.31 which is consistent with the comparable prior year period (see attached reconciliation of earnings).

Tax Reform

As a result of the U.S. Tax Reform signed into law in December 2017, Actuant recognized a one-time tax charge of $8 million in the second quarter of fiscal 2018. This charge is comprised of approximately $16 million in repatriation tax (aka toll charge) on accumulated overseas earnings offset by an $8 million net benefit associated with balance sheet revaluation. These impacts from Tax Reform should be considered provisional and may be subject to further adjustment.

Segment Results

Industrial Segment
(US $ in millions)

	Three Months Ended Feb 28,		Six Months Ended Feb 28,
	2018	2017	2018	2017
Sales	$99.1	$91.6	$196.0	$178.9
Operating Profit	$16.8	$18.3	$35.0	$37.1
Adjusted Op Profit (1)	$18.5	$19.0	$38.0	$38.5
Adjusted Op Profit % (1)	18.7%	20.8%	19.4%	21.5%

(1) 2018 excludes $1.7 and $3.0 of restructuring charges in the second quarter and first half, respectively. 2017 excludes $0.7 and $1.4 of restructuring charges in the second quarter and first half, respectively.

Second quarter fiscal 2018 Industrial segment sales were $99 million or 8% higher than the prior year. The impact of foreign currency exchange rates was a 4% benefit resulting in a 4% year-over-year core sales increase. Overall demand for standard industrial tools remained strong globally and across the diverse set of end markets served, with particular strength in the bolting and OEM service tool categories. Their double digit growth represents both broad market strength and the impact of new product and commercial coverage activities. The segment’s overall core growth rate includes lower heavy lifting technology and concrete tensioning volumes which both declined in the mid-teens on a percentage basis. Second quarter adjusted operating profit margin declined to 18.7% as the incremental volumes were more than offset by approximately $2 million in specialty heavy lifting project cost overruns, production inefficiencies and lower volumes in concrete tensioning, and higher year-over-year commercial and engineering investments to support growth.

Energy Segment
(US $ in millions)

	Three Months Ended Feb 28,		Six Months Ended Feb 28,
	2018	2017	2018	2017
Sales	$66.0	$72.9	$141.8	$157.5
Operating (Loss) Profit	$(4.5)	$(0.6)	$(4.2)	$2.6
Adjusted Op (Loss) Profit (2)	$0.7	$(0.6)	$2.0	$2.7
Adjusted Op (Loss) Profit % (2)	1.1%	(0.9)%	1.4%	1.7%

(2) 2018 excludes $2.3 and $3.2 of restructuring charges in the second quarter and first half, respectively. Both 2018 periods also exclude $3.0 in impairment & divestiture charges. 2017 excludes $0.1 of restructuring charges in the first half.

Fiscal 2018 second quarter Energy segment sales declined 9% year-over-year to $66 million. Excluding the 4% favorable impact of the weaker US dollar and 5% headwind from the net of the Viking divestiture and Mirage acquisition, core sales declined 8%. Hydratight continued to experience maintenance deferrals and scope reductions; however the core sales rate of change improved sequentially. The weakness remains most pronounced in the Asia Pacific region with modestly improving activity levels within the Middle East region. Cortland sales grew mid-single digits on higher medical demand along with improving offshore oil & gas rope and cable activity. Energy segment adjusted operating profit margin was 1.1% in the seasonally weak second quarter on lower Hydratight volumes partially offset by the absence of Viking losses and the benefit of cost reductions actions.

Engineered Solutions Segment
(US $ in millions)

	Three Months Ended Feb 28,		Six Months Ended Feb 28,
	2018	2017	2018	2017
Sales	$110.1	$94.3	$226.3	$188.2
Operating Profit (Loss)	$2.2	$1.8	$8.5	$2.6
Adjusted Op Profit (3)	$2.4	$3.3	$9.0	$6.1
Adjusted Op Profit % (3)	2.2%	3.5%	4.0%	3.2%

(3) 2018 excludes $0.2 and $0.5 of restructuring charges in the second quarter and first half, respectively. 2017 excludes $1.5 and $3.5 of restructuring charges in the second quarter and first half, respectively.

Second quarter fiscal 2018 Engineered Solutions segment sales were $110 million or 17% above the prior year. Excluding the 7% benefit of the weaker US dollar, year-over-year core sales increased 10%. Strong sales growth continued across the agriculture and other off-highway equipment markets globally, while truck sales were modestly higher as growth in Europe production was partially offset by anticipated lower China volumes. Second quarter adjusted operating profit margin declined 130 basis points from the comparable prior year quarter as the higher volumes were more than offset by warranty costs, unfavorable mix, material and labor inflation and higher engineering expenses.

Corporate Expenses and Income Taxes (excluding restructuring, transition, and one-time tax items)

Corporate expenses for the second quarter of fiscal 2018 were $4.8 million, or $1.6 million lower than the comparable prior year period due primarily to the benefit of cost reduction actions and lower incentive compensation. The effective income tax rate of approximately 14% was in line with expectations and modestly higher than the prior year’s 10% rate.

Financial Position

Net debt at February 28, 2018 was approximately $394 million (total debt of $548 million less $154 million of cash) essentially unchanged from the prior quarter end and represents a net debt to proforma EBITDA leverage ratio of approximately 3.0 times.

Outlook

Baker continued, "Actuant’s commercial actions including investing in organic growth, new products and sales coverage are delivering the intended results. This, combined with improving market conditions, is translating to strong top line performance. However, this has also put pressure on margins from commercial & engineering investments, raw material inflation, and other costs related to maintaining service levels with higher-than-expected demand including overtime and wage inflation, and expedited freight. We must continue to put the longstanding issues behind us, and aggressively pursue the restructuring, operational and portfolio actions necessary to improve the overall trajectory of the earnings.

For the full year, we are increasing our sales guidance to the $1.140-1.160 billion range with core sales growth now anticipated at 2-4%, along with the benefit of increased tailwind from currency translation. However, we are modestly lowering the full year adjusted EPS guidance to a range of $1.00-1.10 reflective of the legacy cost issues and incremental margin performance to date. This adjusted EPS guidance includes an unchanged expected effective income tax rate in the 5-10% range for the year. Free cash flow is now expected to be in the $70-75 million range. The free cash flow reduction reflects lower earnings combined with modestly higher levels of working capital to support the sales growth.

We expect third quarter sales to be in the $300-310 million range, with adjusted EPS of $0.33-0.38. The third quarter outlook incorporates the normal seasonal sequential improvement across the portfolio.

All guidance excludes restructuring, divestiture & impairment charges, one-time tax adjustments as well as the impact of potential future acquisitions and share repurchases.

Baker concluded, “The majority of our markets continue to show strength, and our growth initiatives are taking hold. By working on the new product and lean revitalization initiatives, we have put the foundation in place to generate further margin improvement. I believe these actions and the portfolio simplification plans we have in place, will ultimately result in strengthening margins as we move in a disciplined manner to our 2021 vision."

Conference Call Information

An investor conference call is scheduled for 10am CT today, March 21, 2018. Webcast information and conference call materials will be made available on the Actuant company website (www.actuant.com) prior to the start of the call.

Safe Harbor Statement

Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Management cautions that these statements are based on current estimates of future performance and are highly dependent upon a variety of factors, which could cause actual results to differ from these estimates. Actuant’s results are also subject to general economic conditions, variation in demand from customers, the impact of geopolitical activity on the economy, continued market acceptance of the Company’s new product introductions, the successful integration of acquisitions, restructuring, operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, foreign currency fluctuations and interest rate risk. See the Company’s Form 10-K filed with the Securities and Exchange Commission for further information regarding risk factors. Actuant disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.

About Actuant Corporation

Actuant Corporation is a diversified industrial company serving customers from operations in more than 30 countries. The Actuant businesses are leaders in a broad array of niche markets including branded hydraulic tools and solutions; specialized products and services for energy markets and highly engineered position and motion control systems. The Company was founded in 1910 and is headquartered in Menomonee Falls, Wisconsin. Actuant trades on the NYSE under the symbol ATU. For further information on Actuant and its businesses, visit the Company's website at www.actuant.com.

(tables follow)

Actuant Corporation
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	February 28,	August 31,
	2018	2017

ASSETS
Current assets
Cash and cash equivalents	$153,595	$229,571
Accounts receivable, net	210,650	190,206
Inventories, net	166,227	143,651
Assets held for sale	-	21,835
Other current assets	60,569	61,663
Total current assets	591,041	646,926

Property, plant and equipment, net	102,411	94,521
Goodwill	546,135	530,081
Other intangible assets, net	216,370	220,489
Other long-term assets	24,348	24,938

Total assets	$1,480,305	$1,516,955

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Trade accounts payable	$136,941	$133,387
Accrued compensation and benefits	41,518	50,939
Current maturities of debt and short-term borrowings	30,000	30,000
Income taxes payable	7,687	6,080
Liabilities held for sale	-	101,083
Other current liabilities	58,368	57,445
Total current liabilities	274,514	378,934

Long-term debt, net	517,318	531,940
Deferred income taxes	23,262	29,859
Pension and postretirement benefit liabilities	19,338	19,862
Other long-term liabilities	56,592	55,821
Total liabilities	891,024	1,016,416

Shareholders' equity
Capital stock	16,218	16,040
Additional paid-in capital	155,974	138,449
Treasury stock	(617,731)	(617,731)
Retained earnings	1,178,047	1,191,042
Accumulated other comprehensive loss	(143,227)	(227,261)
Stock held in trust	(2,848)	(2,696)
Deferred compensation liability	2,848	2,696
Total shareholders' equity	589,281	500,539

Total liabilities and shareholders' equity	$1,480,305	$1,516,955

Actuant Corporation
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	February 28,	February 28,	February 28,	February 28,
	2018	2017	2018	2017

Net sales	$275,165	$258,869	$564,120	$524,662
Cost of products sold	185,469	171,543	373,513	344,269
Gross profit	89,696	87,326	190,607	180,393

Selling, administrative and engineering expenses	68,502	66,957	142,980	135,561
Amortization of intangible assets	5,168	5,069	10,299	10,330
Director & officer transition charges	-	-	-	7,784
Restructuring charges	3,450	2,101	10,079	5,048
Impairment & divestiture charges	2,987	-	2,987	-
Operating profit	9,589	13,199	24,262	21,670

Financing costs, net	7,604	7,334	15,118	14,467
Other expense (income), net	367	591	696	(38)
Earnings before income tax expense (benefit)	1,618	5,274	8,448	7,241

Income tax expense (benefit)	19,839	200	21,443	(2,798)
Net (loss) earnings	$(18,221)	$5,074	$(12,995)	$10,039

(Loss) earnings per share
Basic	$(0.30)	$0.09	$(0.22)	$0.17
Diluted	(0.30)	0.08	(0.22)	0.17

Weighted average common shares outstanding
Basic	60,318	59,368	60,095	59,170
Diluted	60,318	60,146	60,095	59,881

Actuant Corporation
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	February 28,	February 28,	February 28,	February 28,
	2018	2017	2018	2017

Operating Activities
Net (loss) earnings	$(18,221)	$5,074	$(12,995)	$10,039
Adjustments to reconcile net (loss) earnings to net cash (used in)
provided by operating activities:
Impairment & other divestiture charges, including tax expense	12,385	-	12,385	-
Depreciation and amortization	10,295	10,729	20,385	21,625
Stock-based compensation expense	2,872	2,623	8,292	12,177
(Benefit) expense for deferred income taxes	(6,817)	3,416	(7,124)	551
Amortization of debt issuance costs	413	413	826	826
Other non-cash adjustments	87	251	200	715
Changes in components of working capital and other:
Accounts receivable	(5,394)	(12,645)	(16,872)	(20,897)
Inventories	(6,805)	7,748	(18,433)	(394)
Trade accounts payable	(7,957)	5,508	(1,753)	12,276
Prepaid expenses and other assets	2,875	(5,334)	(9,168)	(10,819)
Income tax accounts	19,219	(4,972)	17,505	(6,918)
Accrued compensation and benefits	2,629	(947)	(9,959)	(3,704)
Other accrued liabilities	(7,229)	(9,645)	(5,395)	(795)
Cash (used in) provided by operating activities	(1,648)	2,219	(22,106)	14,682

Investing Activities
Capital expenditures	(4,643)	(9,556)	(12,547)	(14,695)
Proceeds from sale of property, plant and equipment	81	114	113	244
Rental asset buyout for Viking divestiture	-	-	(27,718)	-
Proceeds from sale of business, net of transaction costs	8,780	-	8,780	-
Cash paid for business acquisitions, net of cash acquired	(16,517)	-	(16,517)	-
Cash used in investing activities	(12,299)	(9,442)	(47,889)	(14,451)

Financing Activities
Principal repayments on term loan	(7,500)	(3,750)	(15,000)	(7,500)
Stock option excercises & other	8,074	4,985	10,305	5,949
Taxes paid related to the net share settlement of equity awards	(825)	(697)	(1,107)	(920)
Cash dividend	-	-	(2,390)	(2,358)
Cash (used in) provided by financing activities	(251)	538	(8,192)	(4,829)

Effect of exchange rate changes on cash	2,743	1,704	2,211	(3,116)
Net decrease in cash and cash equivalents	(11,455)	(4,981)	(75,976)	(7,714)
Cash and cash equivalents - beginning of period	165,050	176,871	229,571	179,604
Cash and cash equivalents - end of period	$153,595	$171,890	$153,595	$171,890

ACTUANT CORPORATION
SUPPLEMENTAL UNAUDITED DATA
(Dollars in thousands)

	FISCAL 2017					FISCAL 2018
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
SALES
INDUSTRIAL SEGMENT	$87,290	$91,648	$100,503	$100,315	$379,756	$96,916	$99,081	$-	$-	$195,997
ENERGY SEGMENT	84,646	72,884	83,480	68,584	309,594	75,841	65,992	-	-	141,833
ENGINEERED SOLUTIONS SEGMENT	93,857	94,337	111,444	106,796	406,434	116,198	110,092	-	-	226,290
TOTAL	$265,793	$258,869	$295,427	$275,695	$1,095,784	$288,955	$275,165	$-	$-	$564,120

% SALES GROWTH
INDUSTRIAL SEGMENT	-2%	13%	5%	7%	6%	11%	8%	-	-	10%
ENERGY SEGMENT	-26%	-15%	-18%	-25%	-21%	-10%	-9%	-	-	-10%
ENGINEERED SOLUTIONS SEGMENT	-8%	-2%	3%	18%	2%	24%	17%	-	-	20%
TOTAL	-13%	-2%	-3%	0%	-5%	9%	6%	-	-	8%

OPERATING PROFIT (LOSS)
INDUSTRIAL SEGMENT	$19,491	$19,037	$24,019	$24,076	$86,623	$19,482	$18,493	$-	$-	$37,975
ENERGY SEGMENT	3,328	(647)	895	(3,675)	(99)	1,224	747	-	-	1,971
ENGINEERED SOLUTIONS SEGMENT	2,834	3,282	8,174	6,069	20,359	6,618	2,409	-	-	9,027
CORPORATE / GENERAL	(6,450)	(6,372)	(5,372)	(6,935)	(25,128)	(6,022)	(4,789)	-	-	(10,811)
ADJUSTED OPERATING PROFIT	$19,203	$15,300	$27,716	$19,535	$81,755	$21,302	$16,860	$-	$-	$38,162
IMPAIRMENT & DIVESTITURE CHARGES	-	-	-	(116,979)	(116,979)	-	(2,987)	-	-	(2,987)
RESTRUCTURING CHARGES (1)	(2,948)	(2,101)	(384)	(1,795)	(7,228)	(6,629)	(4,284)	-	-	(10,913)
DIRECTOR & OFFICER TRANSITION CHARGES	(7,784)	-	-	-	(7,784)	-	-	-	-	-
OPERATING PROFIT (LOSS)	$8,471	$13,199	$27,332	$(99,239)	$(50,236)	$14,673	$9,589	$-	$-	$24,262

ADJUSTED OPERATING PROFIT %
INDUSTRIAL SEGMENT	22.3%	20.8%	23.9%	24.0%	22.8%	20.1%	18.7%	-	-	19.4%
ENERGY SEGMENT	3.9%	-0.9%	1.1%	-5.4%	0.0%	1.6%	1.1%	-	-	1.4%
ENGINEERED SOLUTIONS SEGMENT	3.0%	3.5%	7.3%	5.7%	5.0%	5.7%	2.2%	-	-	4.0%
ADJUSTED OPERATING PROFIT %	7.2%	5.9%	9.4%	7.1%	7.5%	7.4%	6.1%	-	-	6.8%

EBITDA
INDUSTRIAL SEGMENT	$21,217	$21,064	$25,575	$25,851	$93,707	$21,202	$21,034	$-	$-	$42,236
ENERGY SEGMENT	9,108	2,943	4,633	142	16,826	5,125	4,533	-	-	9,658
ENGINEERED SOLUTIONS SEGMENT	6,281	7,277	11,716	9,533	34,807	10,254	6,020	-	-	16,274
CORPORATE / GENERAL	(5,879)	(5,846)	(4,868)	(6,637)	(23,230)	(5,518)	(4,799)	-	-	(10,317)
ADJUSTED EBITDA	$30,727	$25,438	$37,056	$28,889	$122,110	$31,063	$26,788	$-	$-	$57,851
IMPAIRMENT & DIVESTITURE CHARGES	-	-	-	(116,979)	(116,979)	-	(2,987)	-	-	(2,987)
RESTRUCTURING CHARGES (1)	(2,948)	(2,101)	(384)	(1,795)	(7,228)	(6,629)	(4,284)	-	-	(10,913)
DIRECTOR & OFFICER TRANSITION CHARGES	(7,784)	-	-	-	(7,784)	-	-	-	-	-
EBITDA	$19,995	$23,337	$36,672	$(89,885)	$(9,881)	$24,434	$19,517	$-	$-	$43,951

ADJUSTED EBITDA %
INDUSTRIAL SEGMENT	24.3%	23.0%	25.4%	25.8%	24.7%	21.9%	21.2%	-	-	21.5%
ENERGY SEGMENT	10.8%	4.0%	5.5%	0.2%	5.4%	6.8%	6.9%	-	-	6.8%
ENGINEERED SOLUTIONS SEGMENT	6.7%	7.7%	10.5%	8.9%	8.6%	8.8%	5.5%	-	-	7.2%
ADJUSTED EBITDA %	11.6%	9.8%	12.5%	10.5%	11.1%	10.8%	9.7%	-	-	10.3%
Note: (1) Approximately $0.8 million of the Q2 fiscal 2018 restructuring charges were recorded in cost of products sold

ACTUANT CORPORATION
SUPPLEMENTAL UNAUDITED DATA
RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES
(Dollars in thousands, except for per share amounts)

	FISCAL 2017					FISCAL 2018
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
ADJUSTED EARNINGS (1)
NET EARNINGS (LOSS) (GAAP MEASURE)	$4,965	$5,074	$22,511	$(98,764)	$(66,213)	$5,226	$(18,221)	$-	$-	$(12,995)
IMPAIRMENT & DIVESTITURE CHARGES	-	-	-	116,979	116,979	-	2,987	-	-	2,987
INCOME TAX (BENEFIT) EXPENSE ON IMPAIRMENT & DIVESTITURE CHARGES	-	-	-	(8,119)	(8,119)	-	9,398	-	-	9,398
DIRECTOR & OFFICER TRANSITION CHARGES	7,784	-	-	-	7,784	-	-	-	-	-
INCOME TAX BENEFIT ON DIRECTOR & OFFICER TRANSITION CHARGES	(2,880)	-	-	-	(2,880)	-	-	-	-	-
RESTRUCTURING CHARGES (1)	2,948	2,101	384	1,795	7,228	6,629	4,284	-	-	10,913
INCOME TAX BENEFIT ON RESTRUCTURING CHARGES	(777)	(564)	(124)	(494)	(1,959)	(375)	(500)	-	-	(875)
INCOME TAX EXPENSE FROM U.S. TAX REFORM	-	-	-	-	-	-	8,367	-	-	8,367
INCOME TAX EXPENSE FROM EQUITY VESTING/EXERCISES	-	-	-	-	-	-	1,338	-	-	1,338
OTHER INCOME TAX BENEFIT	-	-	(3,193)	-	(3,193)	-	-	-	-	-
ADJUSTED EARNINGS	$12,040	$6,611	$19,578	$11,397	$49,627	$11,480	$7,653	$-	$-	$19,133

ADJUSTED DILUTED EARNINGS PER SHARE (2)
NET EARNINGS (LOSS) (GAAP MEASURE)	$0.08	$0.08	$0.37	$(1.65)	$(1.11)	$0.09	$(0.30)	$-	$-	$(0.22)
IMPAIRMENT & DIVESTITURE CHARGES	-	-	-	1.96	1.96	-	0.05	-	-	0.05
INCOME TAX (BENEFIT) EXPENSE ON IMPAIRMENT & DIVESTITURE CHARGES	-	-	-	(0.14)	(0.14)	-	0.16	-	-	0.16
DIRECTOR & OFFICER TRANSITION CHARGES	0.13	-	-	-	0.13	-	-	-	-	-
INCOME TAX BENEFIT ON DIRECTOR & OFFICER TRANSITION CHARGES	(0.05)	-	-	-	(0.05)	-	-	-	-	-
RESTRUCTURING CHARGES (1)	0.05	0.04	0.01	0.03	0.12	0.11	0.07	-	-	0.18
INCOME TAX BENEFIT ON RESTRUCTURING CHARGES	(0.01)	(0.01)	(0.01)	(0.01)	(0.03)	(0.01)	(0.01)	-	-	(0.02)
INCOME TAX EXPENSE FROM US TAX REFORM	-	-	-	-	-	-	0.14	-	-	0.14
INCOME TAX EXPENSE FROM EQUITY VESTING/EXERCISES	-	-	-	-	-	-	0.02	-	-	0.02
OTHER INCOME TAX BENEFIT	-	-	(0.05)	-	(0.05)	-	-	-	-	-
ADJUSTED DILUTED EARNINGS PER SHARE	$0.20	$0.11	$0.32	$0.19	$0.83	$0.19	$0.13	$-	$-	$0.31

ADJUSTED EBITDA (3)
NET EARNINGS (LOSS) (GAAP MEASURE)	$4,965	$5,074	$22,511	$(98,764)	$(66,213)	$5,226	$(18,221)	$-	$-	$(12,995)
FINANCING COSTS, NET	7,132	7,334	7,553	7,683	29,703	7,514	7,604	-	-	15,118
INCOME TAX (BENEFIT) EXPENSE	(2,998)	200	(4,029)	(9,651)	(16,478)	1,604	19,839	-	-	21,443
DEPRECIATION & AMORTIZATION	10,896	10,729	10,637	10,847	43,108	10,090	10,295	-	-	20,385
EBITDA	$19,995	$23,337	$36,672	$(89,885)	$(9,881)	$24,434	$19,517	$-	$-	$43,951
IMPAIRMENT & OTHER DIVESTITURE CHARGES	-	-	-	116,979	116,979	-	2,987	-	-	2,987
DIRECTOR & OFFICER TRANSITION CHARGES	7,784	-	-	-	7,784	-	-	-	-	-
RESTRUCTURING CHARGES	2,948	2,101	384	1,795	7,228	6,629	4,284	-	-	10,913
ADJUSTED EBITDA	$30,727	$25,438	$37,056	$28,889	$122,110	$31,063	$26,788	$-	$-	$57,851
FOOTNOTES
NOTE:	The total of the individual quarters may not equal the annual total due to rounding.

(1)	Approximately $0.8 million of Q2 fiscal 2018 restructuring charges were recorded in cost of products sold.

(2)	Adjusted earnings and adjusted diluted earnings per share represent net earnings (loss) and diluted earnings (loss) per share per the Condensed Consolidated Statements of Operations net of charges or credits for items to be highlighted for comparability purposes. These measures should not be considered as an alternative to net earnings (loss) or diluted earnings (loss) per share or as an indicator of the Company's operating performance. However, this presentation is important to investors for understanding the operating results of the current portfolio of Actuant companies. The total of the individual components may not equal due to rounding.

(3)	EBITDA represents net earnings (loss) before financing costs, net, income tax (benefit) expense, and depreciation & amortization. EBITDA is not a calculation based upon generally accepted accounting principles (GAAP). The amounts included in the EBITDA and Adjusted EBITDA calculation, however, are derived from amounts included in the Condensed Consolidated Statements of Operations. EBITDA should not be considered as an alternative to net earnings (loss), operating profit (loss) or operating cash flows. Actuant has presented EBITDA because it regularly reviews this performance measure. In addition, EBITDA is used by many of our investors and lenders, and is presented as a convenience to them. The EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

ACTUANT CORPORATION
SUPPLEMENTAL UNAUDITED DATA
RECONCILIATION OF GAAP TO NON-GAAP GUIDANCE
(Dollars in millions, except for per share amounts)

	Q3 FISCAL 2018		FISCAL 2018
	LOW	HIGH	LOW	HIGH
RECONCILIATION OF GAAP DILUTED EARNINGS PER SHARE TO ADJUSTED
DILUTED EARNINGS PER SHARE GUIDANCE
GAAP DILUTED EARNINGS PER SHARE	$0.31	$0.36	$0.47	$0.57
IMPAIRMENT & DIVESTITURE CHARGES	-	-	0.21	0.21
RESTRUCTURING CHARGES	0.02	0.02	0.16	0.16
INCOME TAX EXPENSE FROM U.S. TAX REFORM	-	-	0.14	0.14
INCOME TAX EXPENSE FROM EQUITY VESTING/EXERCISES	-	-	0.02	0.02
ADJUSTED DILUTED EARNINGS PER SHARE GUIDANCE	$0.33	$0.38	$1.00	$1.10

RECONCILIATION OF GAAP CASH FLOW FROM OPERATIONS TO FREE CASH FLOW
CASH FLOW FROM OPERATIONS			$90	$95
CAPITAL EXPENDITURES			(30)	(30)
OTHER			10	10
FREE CASH FLOW GUIDANCE			$70	$75
FOOTNOTES
NOTE:	Management does not provide guidance on GAAP financial measures as we are unable to predict and estimate with certainty items such as potential impairments, refinancing costs, business divestiture gains/losses, discrete tax adjustments, or other items impacting GAAP financial metrics. As a result, we have included above only those items about which we are aware and are reasonably likely to occur during the guidance period covered.

CONTACT:
Actuant Corporation
Karen Bauer
Communications & Investor Relations Leader
262-293-1562